UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

 Filed by the Registrant                                          Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))
☐	Definitive Proxy Statement
Definitive Additional Materials
☐	Soliciting Material under §.240.14a-12

RENT-A-CENTER, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2021 Annual Shareholders Meeting – Voting Reminder

TO: FSC, Field Leaders, Acima Coworkers CC: Officers	FROM: Bryan Pechersky, EVP – General Counsel DATE: May 10, 2021

We are holding our 2021 Annual Meeting of Shareholders on Tuesday, June 8, and we recognize many of you are shareholders in addition to being coworkers of Rent-A-Center. If you held Rent-A-Center shares as of April 12 (the record date), you should have received our proxy materials in the mail or electronically with information about how to vote your shares.

The email you may have received regarding our 2021 Annual Meeting contains a “Vote Now” button, which directs you to a landing page where you can vote your shares (please check your “spam” or “junk” folder if you did not receive it). If you have not yet received an electronic communication, you should soon receive the proxy materials, which will include instructions about how to vote your shares.   You may vote by internet, phone or mail by using the prepaid return envelope that is included.

We have a number of important proposals being voted on this year. Rent-A-Center’s Board of Directors recommends you vote your shares “FOR” the election of each of the director nominees, and “FOR” each of the other proposals that have been submitted for a shareholder vote, including the proposal to declassify our Board, which requires approval from 80 percent of the outstanding shares. Note: Not voting is the same as voting against the declassification proposal.

Please refer to our proxy statement for more details regarding the nominees and proposals, or reach out to our General Counsel, Bryan Pechersky, in the Plano, Texas Field Support Center. As a Rent-A-Center shareholder, your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible.

If you require any assistance in voting your shares, please call John Ferguson or Ann Marie Mellone from Saratoga Proxy Consulting, our proxy solicitor, at (212) 257-1311 or (888) 368-0379.

We thank all of you for your continued support of Rent-A-Center.